Exhibit 10.17
SPONSORED RESEARCH AGREEMENT
THIS SPONSORED RESEARCH AGREEMENT (“Agreement”) is made and entered into this 1st day of December, 2006 (hereinafter “Effective Date”) by and between Lifeline Cell Technology, Inc., with offices located at 3355 Lenox Road NE, Suite 415, Atlanta, GA 30326 (hereinafter referred to as “Sponsor”) and Emory University, with offices located at 1784 N. Decatur Road., Suite 510, Atlanta, Georgia 30322 (hereinafter referred to as “Emory”). “Parties” mean Sponsor and Emory and “Party” means Sponsor or Emory.
WITNESSETH
WHEREAS, Sponsor wants to fund a research project titled: “Electron Microscopy of Tissue Constructs” (“Research Project”) to be performed at Emory; and
WHEREAS, Emory wants to perform such Research Project; and
WHEREAS, Sponsor is interested in supporting the Research Project through providing Sponsor’s tissue constructs (“Tissue Constructs”) free of charge and funding in support of such Research Project; and
WHEREAS, Sponsor and Emory have agreed to enter into this Agreement to set forth the terms pursuant to which the Research Project shall be performed by Emory.
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Parties hereto agree to the following:
ARTICLE 1. DEFINITIONS
As used herein, the following terms shall have the following meanings:
1.1	“Contract Period” shall be from the Effective Date of this Agreement until the Research Project is completed or this Agreement is terminated in accordance with Article 9 below.
1.2	“Emory Intellectual Property Rights” shall mean all intellectual property rights (including patents, trademarks, service marks, copyrights and applications for all of the foregoing) which were owned by or licensed to Emory prior to the Effective Date or which result from work performed by one or more employees of Emory not pursuant to the Research Project.

1.3	“Material Transfer Record” shall mean the Material Transfer Record form, attached hereto as Exhibit 1 and incorporated by reference, on which the Tissue Constructs transferred by Sponsor to Emory and Principal investigator under this Agreement are to be specified and recorded.

1.4	“Principal Investigator” shall mean Henry F. Edelhauser, M.D., who is an employee of Emory, and who shall be responsible for the conduct of the Research Project and for direct supervision of any person(s) assisting with the Research Project at Emory.

1.5	“Project Intellectual Property” shall mean all inventions, improvements or discoveries, whether or not patentable or copyrightable, which are conceived or made by one or more employees of Emory during the Contract Period and directly result from work performed pursuant to the Research Project.

1.6	“Research Project” shall mean the research project titled: “Electron Microscopy of Tissue Constructs” which is described in Exhibit 2 attached hereto and incorporated by reference, to be performed under the direction of the Principal Investigator.

1.7	“Sponsor Intellectual Property Rights” shall mean all intellectual property rights (Including patents, trademarks, service marks, copyrights, drug registrations and applications for all of the foregoing) which were owned by or licensed to Sponsor prior to the Effective Date or which result from work performed by one or more employees of Sponsor not pursuant to the Research Project, including, but not limited to Tissue Constructs.

1.8	“Tissue Constructs” shall mean those culturing cells and tissue constructs relating to the human eye provided by Sponsor to Emory and Principal Investigator under this Agreement in accordance with Section 3.2 below.
ARTICLE 2. PERFORMANCE OF THE RESEARCH PROJECT
2.1	Principal Investigator shall commence performance of the Research Project promptly after the date of the last to sign below, and shall use reasonable efforts to perform the Research Project substantially in accordance with the terms and conditions of this Agreement. Sponsor and Emory may, at any time, amend the Research Project by written agreement in accordance with Section 14.1 below.
2.2	During the Contract Period, on reasonable prior notice and during normal business hours, with reasonable frequency, Principal Investigator will be available during the Contract Period to meet with representatives of Sponsor at times and places mutually agreed upon to discuss the progress and results of the Research Project.

2.3	Principal Investigator shall submit a final written report to Sponsor within forty-five (45) days of completion of the Research Project or termination of this Agreement by either Party in accordance with Section 9.3 or by Sponsor in accordance with Section 9.2 below. The report will describe the methods used in performing the Research Project, the results obtained with full data analysis, and the Principal investigator’s interpretation of the results.

2.4	Principal Investigator shall perform the Research Project (i) in accordance with Exhibit 2 and this Agreement, and (ii) in accordance with all applicable U.S. federal, state and local laws, rules and regulations.
ARTICLE 3. TISSUE CONSTRUCTS
3.1	Where contemplated by the Research Project, Sponsor will provide appropriate quantities of Tissue Constructs to the Principal Investigator as needed to conduct the Research Project. All Tissue Constructs, and all title, interests, and rights therein, shall remain the sole property of Sponsor. Emory and Principal Investigator agree not to make any modifications of any Tissue Constructs, and agree that any invention or discovery made in violation of the foregoing shall vest automatically and exclusively in Sponsor, Emory and Principal Investigator agree, to the extent not already published, not to sequence, analyze or otherwise determine the chemical structure or physical properties of any Tissue Constructs, unless specifically contemplated by the Research Project.
3.2	Tissue Constructs will be provided under the terms of this Agreement and in such amount as described in the written Material Transfer Record for the particular transfer. Duplicate originals of the Material Transfer Form shall be completed and signed by the Principal Investigator and Sponsor, or its designated vendor, upon each such material transfer and one such fully executed form shall be retained by Principal Investigator and Sponsor with a signed copy appended to this Agreement. All Tissue Constructs shall be stored in a restricted area and handled, used and disposed of in accordance with all applicable U.S. federal, state and local laws, rules and regulations. Upon conclusion of the Research Project or upon request by Sponsor, Emory and Principal Investigator shall discontinue use of all Tissue Constructs and will arrange for the return to Sponsor, at Sponsor’ expense, or for the lawful disposal of all unused Tissue Constructs (and shall provide written certification of same), as elected by Sponsor.
3.3	All Tissue Constructs, which shall be considered Confidential Information of Sponsor and subject to the provisions of Article 5, provided by Sponsor shall be used solely to conduct the Research Project, and not for any other purpose. The Tissue Constructs shall not be made available to any person or entity other than Emory personnel working under the immediate control and supervision of the Principal Investigator in furtherance of the Research Project. Tissue Constructs may not be transferred or taken by the Principal Investigator to another institution or company without the prior written consent of Sponsor. Tissue Constructs shall not be used for research, testing or treatment involving human subjects or for making any decisions relating to human diagnosis or care.

3.4	All Tissue Constructs delivered by Sponsor are experimental in nature and are to be used in a safe manner and in accordance with all applicable U.S. governmental rules and regulations. SPONSOR MAKES NO REPRESENTATIONS AND EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY TISSUE CONSTRUCTS AND EXPRESSLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND OF FITNESS FOR A PARTICULAR PURPOSE OR USE.
ARTICLE 4. COSTS AND PAYMENTS
4.1	Subject to Article 2 above, Sponsor shall pay Emory Seven Hundred Sixty Five U.S. Dollars ($765.00 USD) within thirty (30) days of receipt of invoice for each completed electron microscopic analysis of each Tissue Constructs.
4.2	All payments shall refer to this Agreement, the Principal Investigator’s name and Emory’s reference number UPN 06112006. Checks will be made payable to Emory University (Tax ID — 58-0566256) and forwarded to this address:
Attn: Kathleen Hall, Assistant Director
Office of Grants & Contracts Accounting
Emory University
1784 N. Decatur Road, Suite 530
Atlanta, GA 30322
Phone: 404-727-4240
Fax: 404-727-2647
4.3	Emory shall retain title to any equipment purchased with funds provided by Sponsor under this Agreement.
ARTICLE 5. PUBLICITY
5.1	Sponsor and Emory shall not use, expressly or by implication, any trademark, trade name, abbreviation, or adaptation thereof, or the name of the other in any public communication without the express written approval of the Party whose name is to be used; provided, however that the limitations in this Article 5 shall not apply to any documents which may be necessary or appropriate for Sponsor or Emory to provide to a U.S. federal, state, or local governmental agency or in scientific publications and grant applications or Institutional reports. Notwithstanding the foregoing, either Party may publish or otherwise publicly disclose the fact that it has a contractual relationship with the other Party.

5.2	Sponsor will not use, nor authorize others to use, the name, symbols, or marks of Emory in any advertising or publicity material or make any form of representation or statement in relation to the Research Project which would constitute an express or implied endorsement by Emory of any commercial product or service without prior written approval from Emory.
ARTICLE 6. CONFIDENTIALITY
6.1	Sponsor may disclose to Emory certain confidential and proprietary information and materials relating to the Tissue Constructs and Emory may disclose to Sponsor certain confidential and proprietary information relating to the Research Project for the purpose of facilitating, supporting and/or conducting such Research Project. All confidential and proprietary information exchanged by Sponsor and Emory shall constitute “Confidential Information.” Emory Confidential Information shall not include Project Data, as defined in Section 8.9.
6.2	In consideration of Sponsor’s and Emory’s disclosure of Confidential Information to each other, each Party agrees that, for a period of five (5) years from the Effective Date of this Agreement, it shall retain in confidence the Confidential Information belonging to and received from the other Party hereunder, and shall use reasonable care to prevent disclosure by it of such Confidential Information to third parties. These restrictions shall not apply to Confidential Information which:
(i) at the time of disclosure is or thereafter becomes available to the public through no fault of the receiving Party; or
(ii) as shown by written records, was known to, or was otherwise in the possession of the receiving Party or its Affiliate prior to the receipt of such Confidential Information from the other Party; or
(iii) is obtained by the receiving Party from a source other than the other Party and other than one who would be breaching a commitment of confidentiality to that other Party by disclosing the Confidential Information to the receiving Party; or
(iv) is developed by the receiving Party or its Affiliates independently of any disclosure made hereunder; or
(v) is required to be disclosed by law or court order provided that the disclosing Party give the providing Party prior notice of such required disclosure.
6.3	The obligations set forth in this Article 6 shall survive expiration or earlier termination of the Research Project, as provided for herein. Upon completion of the Research Project, the receiving Party will return to the providing Party or destroy (as directed by the providing Party) all copies of Confidential Information; except that, one (1) archival copy of such Confidential Information may be retained by the receiving Party, solely for the purpose of monitoring on-going obligations hereunder.
ARTICLE 7. PUBLICATIONS
7.1	Sponsor acknowledges that Emory is an academic institution and that the Principal Investigator and his collaborators shall be free to publish the Project Data (as defined below) without restraint provided that such publication does not contain Confidential Information that is owned by Sponsor. The Principal Investigator and Emory’s personnel performing the Research Project shall be authorized to present at national or regional symposia and professional meetings and to publish in journals, theses or dissertations, or otherwise of their own choosing, data, methods and results of the Research Project. Notwithstanding the foregoing, Sponsor shall have the right to review each publication and presentation (including, but not limited to, full papers, abstracts, poster presentations and oral presentations) of results of the Research Project prior to its submission to anyone not affiliated with Sponsor or Emory. A copy of each proposed publication and presentation shall be submitted to Sponsor for review at least forty-five (45) business days (or fifteen (15) business days in the case of abstracts and full papers, posters presentations and oral presentations not exceeding two (2) double spaced pages in length) prior to such submission. Sponsor agrees to hold all such proposed publications and presentations in confidence. If Sponsor determines that the proposed publication or presentation contains Confidential Information of Sponsor or patentable subject matter which requires protection, Sponsor may require the removal of its Confidential Information and/or the delay of the publication or presentation for a period of time not to exceed ninety (90) days from the date of receiving the proposed publication or presentation from Emory or Principal Investigator for the purpose of allowing the pursuit of such protection, such as the filing of a patent application claiming an invention. If Sponsor does not provide such written response to Emory and/or Principal Investigator before the expiration of the forty-five (45) day period (or fifteen (15) business days in the case of abstracts and full papers, posters presentations and oral presentations not exceeding two (2) double spaced pages in length), Emory and the Principal Investigator shall be free to publish or present the results of the Research without restriction hereunder. If requested by Sponsor, Emory and Principal Investigator agree to include an acknowledgement of Sponsor’s financial and technical support of the Research Project in any publication of the Project Data.
ARTICLE 8. INTELLECTUAL PROPERTY, PATENTS, PROJECT DATA
8.1	All Sponsor Intellectual Property Rights shall remain the property of Sponsor or its licensor, as the case may be. Emory shall not acquire any right, title or interest in any Sponsor Intellectual Property Rights as a result of the performance of the

Research Project except that it may use Sponsor Intellectual Property Rights solely for the performance of the Research Project in accordance with this Agreement.

8.2	All Emory intellectual Property Rights (whether or not used by Emory to make and/or develop any Project Intellectual Property, Project Data or results hereunder) shall remain the property of Emory or Emory’s licensor, as the case may be. Sponsor shall not acquire any right, title or interest in any Emory Intellectual Property Rights as a result of Emory’s performance of the Research Project under this Agreement.

8.3	All right and title to Project Intellectual Property shall belong to Emory and shall be subject to the terms and conditions of this Agreement.

8.4	Emory shall promptly and fully disclose to Sponsor any Project Intellectual Property. Sponsor agrees to hold all disclosed Project Intellectual Property in confidence until a patent application(s) is filed to protect the invention(s) encompassed within the disclosed Project Intellectual Property as provided for herein. Within sixty (60) days of such disclosure, Sponsor shall notify Emory in writing if it wants Emory to pursue patent protection for such Project Intellectual Property. Emory shall promptly prepare, file and prosecute any US or foreign applications requested by Sponsor to protect such Project Intellectual Property, Sponsor shall bear all costs incurred in connection with such preparation, filing, prosecution, and maintenance of U.S. and foreign application(s). Sponsor shall cooperate with Emory to assure that such application(s) will cover, to the best of Sponsor’s knowledge, all items of commercial interest and importance. Emory shall be primarily responsible for making decisions regarding the scope and content of such patent application(s) and the prosecution thereof. Sponsor shall be given the opportunity to review and comment upon such patent application(s). Emory shall keep Sponsor advised as to all developments with respect to such application(s) and shall promptly supply Sponsor with copies of all papers received and filed in connection with the prosecution thereof in sufficient time for Sponsor to comment thereon.

8.5	If Sponsor elects not to request that Emory prepare and file a patent application covering any Project Intellectual Property disclosed to Sponsor pursuant to Section 8.4 above or if Sponsor decides to discontinue the financial support of the prosecution or maintenance of any patent applications or patents covering such disclosed Project Intellectual Property, such Project Intellectual Property shall not be subject to Section 8.7 below and Emory shall be free, at its election, but without obligation, to file, prosecute, abandon or maintain any patents or patent applications covering such Project Intellectual Property and to grant rights to such Project Intellectual Property to other third parties.

8.6	Subject to Sponsor’s compliance with all the terms of this Agreement, Emory hereby grants to Sponsor a non-exclusive, worldwide, royalty free license for the manufacture, sale and use of any invention encompassed within Project Intellectual Property that relates directly to Tissue Constructs or contains or makes use of Sponsor Confidential Information.

8.7	Subject to Sponsor’s compliance with all the terms of this Agreement and subject to any pre-existing rights of any third parties including the United States government, Emory hereby grants Sponsor a fully paid-up exclusive option to negotiate an exclusive, sublicensable, worldwide license for the manufacture, sale and use of any invention encompassed within Project Intellectual Property on terms to be mutually agreed. The license shall include terms which require Sponsor to reimburse Emory for all un-reimbursed expenses incurred in obtaining patent protection for any licensed technology and shall further require Sponsor to defend, hold harmless, and indemnify Emory against all claims or damages arising from the commercial exploitation of any licensed technology. The license agreement shall include reasonable fees and royalty payments in accordance with industry standards. The license shall further include terms and conditions typically found in license agreements entered into between universities and biotechnology or pharmaceutical companies involving similar technology. All such remaining terms and conditions shall be negotiated in good faith by Emory and Sponsor.

8.8	The term of Sponsor’s option respecting any Project Intellectual Property disclosed shall commence upon the Effective Date and terminate six (6) months after such Project Intellectual Property is disclosed to Sponsor. Sponsor may exercise its option to negotiate a license by informing Emory in writing during the term of the option. If Sponsor and Emory cannot reach agreement on the terms of the license within six (6) months after the date Sponsor exercised its option in writing or if Sponsor chooses to not exercise its option during the term of the option, Emory shall be free to license such disclosed Project Intellectual Property to other third parties.

8.9	All data (including without limitation, written, printed, graphic, video and audio material, and information contained in any computer data base or computer readable form), methods and results created or developed by Emory and Principal Investigator in performing the Research Project during the Contract Period (“Project Data”) shall be the property of Emory, which may utilize the Project Data in any way it deems appropriate, subject to and in accordance with applicable U.S. state and federal laws and the terms of this Agreement. Sponsor shall have unrestricted access to the Project Data, and may use it for any purpose it deems fit subject to and in compliance with applicable U.S. state and federal laws and the terms of this Agreement.

ARTICLE 9. TERM AND TERMINATION
9.1	This Agreement shall become effective upon the Effective Date and shall continue until the end of the Contract Period, unless sooner terminated in accordance with the provisions of this Article 9.
9.2	If either Party commits any breach or defaults upon any of the material terms or conditions of this Agreement, and fails to remedy such default or breach within ninety (90) days after receipt of written notice thereof from the other Party, the Party giving notice may, at its option and in addition to any other remedies which it may have at law or in equity, terminate this Agreement by sending notice of termination in writing to the other Party to such effect, and such termination shall be effective as of the date of the receipt of such notice.
9.3	Either party may terminate this Agreement for any reason, other than those listed here, upon thirty (30) days prior written notice to the other.
9.4	Effect of Termination. In the event of termination hereunder, other than as a result of an uncured material breach by Emory, the total sums payable by Sponsor pursuant to this Agreement shall be equitably prorated for actual work performed and all costs accrued by Emory to the effective date of termination, including all non-cancelable obligations.
9.5	Survival. Termination of this Agreement shall not affect the rights and obligations of the Parties that accrued prior to the effective date of termination. The provisions of Sections 2.3, 9.4, 9.5 and Articles 3, 4, 5, 6, 7, 8, 10, 12 and 13 herein shall survive the expiration or termination of this Agreement.
ARTICLE 10. NO WARRANTIES, LIMITATION OF LIABILITIES
10.1	EXCEPT AS EXPRESSLY PROVIDED HEREIN, EMORY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO THE RESEARCH PROJECT, THE PROJECT DATA, OR ANY PROJECT INTELLECTUAL PROPERTY, WHETHER TANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROJECT DATA OR ANY PROJECT INTELLECTUAL PROPERTY.
10.2	NEITHER PARTY SHALL BE LIABLE FOR ANY DIRECT, CONSEQUENTIAL, OR OTHER DAMAGES SUFFERED BY THE OTHER PARTY, ANY AFFILIATE, LICENSEE, OR ANY THIRD PARTY RESULTING FROM THE OTHER PARTY’S, ANY AFFILIATE’S, LICENSEE’S OR ANY THIRD PARTY’S USE OF THE PROJECT DATA OR ANY PROJECT INTELLECTUAL PROPERTY, WHETHER TANGIBLE, CONCEIVED, DISCOVERED OR DEVELOPED UNDER THIS AGREEMENT.

ARTICLE 11. INDEPENDENT CONTRACTOR
In the performance of all services under this Agreement:
11.1	Emory and Principal Investigator shall be deemed to be and shall be an independent contractor, and as such, Emory and Principal Investigator shall not be entitled to any benefits applicable to employees of Sponsor.
11.2	Neither Party is authorized or empowered to act as agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty, or representation as to any matter.
11.3	Neither Party shall be bound by the acts or conduct of the other.
ARTICLE 12. GOVERNING LAW
This Agreement shall be governed and construed in accordance with the laws of the State of Georgia without regard to conflict of laws provisions.
ARTICLE 13. NOTICES
Notices, invoices, communications, and payments hereunder shall be deemed made upon receipt if sent by recognized courier service or by registered or certified mail, postage prepaid, and addressed to the party to receive such notice, invoice, or communication at the address given below, or such other address as may hereafter be designated by notice in writing:
If to Sponsor:
Mr. Jefferey Janus
LifeLine Cell Technology, Inc.
32 East Frederick Street
Walkersville, MD 21793
If to Emory (all Agreement matters):
Attn: Shawn Akkerman, PharmD
Office of Sponsored Programs
Emory University
1784 North Decatur Road, Suite 510
Atlanta, GA 30322

If to Principal Investigator (all technical matters):
Henry Edelhauser, M.D.
Dept. of Ophthalmoloty
Emory School of Medicine
Emory Eye Center, 2nd Floor
1365 Clifton Road
Atlanta, GA 30322
ARTICLE 14. MISCELLANEOUS
14.1	No amendment, alteration, or modification of this Agreement or any Exhibits attached hereto shall be valid unless executed in writing by authorized signatories of all Parties.
14.2	If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.
14.3	This Agreement and all Exhibits thereto represents the entire agreement of the Parties with respect to the subject matter hereof and it expressly supersedes all previous written and oral communications between the Parties with respect to the subject matter hereof.
14.4	This Agreement shall be binding upon and inure to the benefit of the Parties hereto, their respective successors, assigns, legal representative and heirs. This Agreement may not be assigned by either Party (whether voluntarily, by operation of law or otherwise) without the prior written consent of the other Party.
14.5	Neither Emory or Sponsor shall be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, such as labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, civil disorders or commotions, acts of aggression, terrorism, war, acts of God, energy or other conservation measures, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.
[Remainder of page left Intentionally blank]

IN WITNESS WHEREOF, the Parties have caused this agreement to be executed as of the day and year first above written.

EMORY UNIVERSITY		LIFELINE CELL TECHNOLOGY, INC.

By:	/s/ Shawn Akkerman, Pharm. D.	By:	/s/ Jeffrey Janus
Name: Shawn Akkerman, Pham. D.		Name: Jeffrey Janus
Title: Director Office of Sponsored Programs		Title: President
Date:	1/16/07	Date:	1/25/07

Read and Acknowledged
Principal Investigator

By:	/s/ Henry F. Edelhauser, PhD

Name:	Henry F. Edelhauser, PhD

Date:

EXHIBIT 1
MATERIALS TRANSFER RECORD
LifeLine Cell Technology, Inc.
(“Providing Party”)
to
Emory University
(“Receiving Party”)
The Tissue Constructs described below is supplied by the Providing Party to the Receiving Party subject to the terms and conditions of the Sponsored Research Agreement between Emory University (“Emory”) and LifeLine Cell Technology, Inc. (“Sponsor”) dated and effective as of December 1, 2006 (“Agreement”). Duplicate originals of this form shall be executed and one fully-executed form shall be given to the Providing Party and one to the Receiving Party.
Description of Tissue Constructs: Constructs will be provided fixed in 70% EtOH or in buffered glutaraldehyde. They will range in diameter from 8mm to 10mm and be a clear/white translucent tissue spheres with some having attachments that are less translucent than the primary sphere. The spheres may or may not be hollow. One sphere (fixed in 70% EtOH) will be provided bisected and be hollow with a wall that is 0.5mm in thickness.
In signing below, the Parties acknowledge that they understand and will abide by the terms and conditions under which the Tissue Constructs is provided.

/s/ Jeffrey Janus (Signature) Providing Party (Sponsor) or Its designated vendor

01/29/07 Date Material Sent/Provided to Receiving Party

/s/ Henry F. Edelhauser, PhD (Signature) Receiving Party’s Principal Investigator

01/30/07 Date Tissue Constructs Received by Receiving Party

EXHIBIT 2
RESEARCH PROJECT
     Approximately two to three shipments containing two to three tissue constructs each will be sent from Lifeline Cell Technology (MD) to Emory University for analysis. The constructs will vary according to different cell culture techniques and different cell lines.
     The tissue constructs will be sent to Emory fixed in 70% EtOH for the first cxonstruct. The others will be fixed by Lifeline Cell Technology in buffered glutaraldehyde to be provided by Dr. Edelhauser.
     Once at Dr. Edelhauser’s laboratory the constructs will be washed in 0.1 sodium cacodylate HCL (pH 7.4) and post-fixed in 1% osmium tetroxide in 0.1 M sodium cacodylate HCL (PH 7.4) for one hour, dehydrated in ethanol and embedded in LX-112 (Ladd Research Industries, Inc., Williston, VT). The constructs will then be sectioned into 70-90 mm sections and examined in a transmission electron microscope (JEOL 100CX II). Twenty electron micrographs will be taken of each specimen at various magnifications between 4,000X – 90,000X (i.e. epithelial cells, Bowman’s membrane, collagen fibers, Descemet’s Membrane, cndothelium).
     A final report will be submitted by Dr. Edelhauser to Lifeline for each tissue construct.